Exhibit 99.1
NEWS RELEASE

Albany International Corp. Announces Plans to Consolidate Manufacturing Capacity

Rochester, N.H., November 15, 2024 – Heimbach Switzerland AG, an affiliate of Albany International Corp. (NYSE:AIN), announced today that it will initiate consultations with employee representatives regarding a proposal to discontinue manufacturing operations in Olten, Switzerland, and to transfer production to other Heimbach GmbH manufacturing facilities. The reduction is subject to local law and will be implemented in accordance with such law and in consultation with the employees’ representative body.

This action, if approved, will enable the Albany’s Heimbach GmbH subsidiary to align its paper machine clothing manufacturing capacity with the local market demand and the needs of customers. This initiative to streamline operations is driven by existing and anticipated market conditions, and in no way reflects on the performance of the 83 affected employees, who will be offered separation and outplacement assistance. Until consultations are concluded, the Company is unable to reasonably estimate the costs that it would expect to incur in connection with the proposed action. If closure is concluded, the Company will disclose the amount, type and timing of any such costs promptly after they are determined.

About Albany International Corp.

Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses.
•Machine Clothing is the world’s leading producer of custom-designed, consumable belts essential for the manufacture of paper, paperboard, tissue and towel, pulp, non-wovens and a variety of other industrial applications.
•Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for demanding aerospace applications, supporting both commercial and military platforms.

Albany International is headquartered in Rochester, New Hampshire, operates 30 facilities in 13 countries, employs approximately 5,600 people worldwide, and is listed on the New York Stock Exchange (Symbol: AIN). Additional information about the Company and its products and services can be found at www.albint.com.

Investor / Media Contact:
JC Chetnani
VP-Investor Relations and Treasurer
jc.chetnani@albint.com

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